Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED

AND RESTATED SENIOR CREDIT AGREEMENT

This First Amendment to Third Amended and Restated Senior Credit Agreement (the “Amendment”) is made as of December 8, 2014, by and among Terreno Realty LLC (the “Borrower”), KeyBank National Association, as “Administrative Agent,” the existing “Lenders” under the Credit Agreement (as defined below) and a new “Lender” shown on the signature pages hereof.

R E C I T A L S

A. Borrower, Administrative Agent and the existing Lenders have entered into a Third Amended and Restated Senior Credit Agreement dated as of May 8, 2014 (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B. Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $100,000,000 and two (2) term loans in the amount of up to $50,000,000 each. Borrower and the Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $300,000,000; (ii) add a third tranche of term loans; and (iii) admit a new bank as a “Lender” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2. From and after December 8, 2014 (the “Effective Date”) (i) Goldman Sachs Bank USA (the “New Bank”) shall be considered as a “Lender” under the Credit Agreement and the Loan Documents having a “Term C Loan Commitment” (as defined below), and (ii) each of the existing Lenders shall each be deemed to have increased its Commitment by adding such a “Term C Loan Commitment” (as defined below), in each case in the amount shown below their respective signatures on the signature pages of this Amendment. Borrower shall, on or before the Effective Date, execute and deliver to each existing and new Lender a new Note to evidence the “Term C Loans” (as defined below) to be made by such Lender.

3. From and after the Effective Date, the Aggregate Commitment shall equal Three Hundred Million Dollars ($300,000,000), the Aggregate Revolving Commitment shall equal One Hundred Million Dollars ($100,000,000), the total Term A Loan Commitments shall equal Fifty Million Dollars ($50,000,000), the total Term B Loan Commitments shall equal Fifty Million Dollars ($50,000,000) and the total Term C Loan Commitments shall equal One Hundred Million Dollars ($100,000,000).

4. Article I of the Credit Agreement is amended as of the Effective Date by deleting the existing defined term for “Defaulting Lender” and the existing defined terms from “Term Advance” through “Type” and adding the following new or redefined terms in their place:

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 10.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Term Advance” means either a Term A Advance, a Term B Advance or a Term C Advance.

“Term B Advance” means any Advance comprised solely of Term B Loans.

“Term B Loan” means any Loan made pursuant to a Term B Loan Commitment.

“Term B Loan Commitment” means, for each Lender, as of any date, the obligation of such Lender to make Term B Loans not exceeding the amount of its “Term B Loan Commitment”, set forth opposite its signature below, as such amount may be modified from time to time pursuant to the terms hereof.

“Term B Loan Facility” means the term facility with an aggregate commitment of up to $50,000,000 maturing on the Term B Loan Facility Termination Date.

“Term B Loan Facility Termination Date” shall mean May 8, 2021.

“Term B Loan Outside Funding Date” means November 8, 2014.

“Term C Advance” means any Advance comprised solely of Term C Loans.

“Term C Loan” means any Loan made pursuant to a Term C Loan Commitment.

“Term C Loan Commitment” means, for each Lender, as of any date, the obligation of such Lender to make Term C Loans not exceeding the amount of its “Term C Loan Commitment”, set forth below its signature on the First Amendment to this Agreement, as such amount may be modified from time to time pursuant to the terms hereof.

“Term C Loan Facility” means the term facility with an aggregate commitment of up to $100,000,000 maturing on the Term C Loan Facility Termination Date.

“Term C Loan Facility Termination Date” shall mean March 1, 2020.

“Term Facility Termination Date” shall mean any of the Term A Loan Facility Termination Date, the Term B Loan Facility Termination Date or the Term C Loan Facility Termination Date.

“Term Lender” means as of any date, a Lender holding either a Term A Loan Commitment, a Term B Loan Commitment, or a Term C Loan Commitment or any combination thereof.

“Term Loan” means either a Term A Loan, a Term B Loan or a Term C Loan.

“Term Loan Commitment” means, for each Lender, as of any date, the sum of such Lender’s Term A Loan Commitment, Term B Loan Commitment and Term C Loan Commitment.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or LIBOR Advance and as either a Revolving Advance, a Term A Advance, a Term B Advance or a Term C Advance.

5. Article II of the Credit Agreement is amended as of the Effective Date by deleting existing Sections 2.1 to 2.10, inclusive, and replacing them in their entirety by the following:

2.1. Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree (A) to make Advances through the Administrative Agent to

Borrower (i) in a single disbursement on the Agreement Execution Date, in the case of the Term A Advance, (ii) from time to time prior to the Revolving Facility Termination Date in the case of Revolving Advances, (iii) on the Agreement Execution Date, in whole or in part, and on not more than two (2) additional days on or prior to the Term B Loan Outside Funding Date, in the case of Term B Advances (on which Term B Loan Outside Funding Date any remaining undrawn Term B Loan Commitments shall automatically expire) and (iv) in a single disbursement on the “Effective Date” (as defined in the First Amendment to this Agreement), in the case of the Term C Advance, and (B) to support the issuance of the Facility Letters of Credit under Article IIA of this Agreement, provided that the making of any such Advance or the issuance of any such Facility Letter of Credit will not:

(i) cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or

(ii) cause the then-current Outstanding Revolving Amount to exceed the then-current Aggregate Revolving Commitment; or

(iii) cause the aggregate amount of Term A Advances to exceed the then-current aggregate Term A Loan Commitments; or

(iv) cause the aggregate amount of Term B Advances to exceed the then-current aggregate Term B Loan Commitments; or

(v) cause the aggregate amount of Term C Advances to exceed the then-current aggregate Term C Loan Commitments; or

(vi) cause the then-current Outstanding Facility Amount to exceed sixty percent (60%) of the then-current Unencumbered Property Pool Value; or

(vii) cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or

(viii) cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit.

The Advances may be Swingline Advances or ratable Base Rate Advances and ratable LIBOR Advances. Each applicable Lender shall fund its Percentage of each such Advance (other than a Swingline Advance which shall be funded solely by the Swingline Lender) and no Lender will be required to fund any amounts which, (A) when aggregated with such Lender’s Revolving Percentage of all Revolving Advances then outstanding and of all Facility Letter of Credit Obligations would exceed such Lender’s then-current Revolving Commitment, or (B) when aggregated with such Lender’s Term A Percentage of all Term A Advances then outstanding, would exceed such Lender’s then-current Term A Commitment or (C) when aggregated with such Lender’s Term B Percentage of all Term B Advances then outstanding, would exceed such Lender’s then-current Term B Commitment or (D) when aggregated with such Lender’s Term C Percentage of all Term C Advances then outstanding, would exceed such Lender’s then-current Term C Commitment. This facility (“Facility”) is both a term loan and a revolving credit facility. There will be no more than three (3) Term B Advances made in total, the first of which shall be made on the Agreement

Effective Date when all conditions precedent thereto have been satisfied or waived and the next two (2) of which shall be made, if at all, prior to the Term B Loan Outside Funding Date. Once repaid the Term Advances may not be reborrowed. Subject to the provisions of this Agreement, Borrower may request Revolving Advances hereunder from time to time, repay such Revolving Advances and reborrow Revolving Advances at any time prior to the Revolving Facility Termination Date.

2.2. Termination or Increase in Aggregate Commitment. Borrower shall have the right, upon at least three (3) business days notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Revolving Commitment in excess of the Outstanding Revolving Facility Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Any such reduction in the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Lender then holding a Revolving Commitment on a pro rata basis in accordance with their respective Revolving Commitments. Once terminated or reduced, the Revolving Commitments may not be reinstated or increased thereafter. Provided Borrower has not exercised any right to terminate or reduce the Revolving Commitments, Borrower shall also have the right from time to time, provided no Default or Unmatured Default has occurred and is then continuing, to increase the Aggregate Commitment up to a maximum of $500,000,000 by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of such new lenders) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments. Each such increase may apply to the Revolving Commitments, the Term A Loan Commitments, the Term B Loan Commitments, or the Term C Loan Commitments, as may be determined by Borrower and the Lenders providing such increase. On the effective date of any such increase, Borrower shall pay to the Administrative Agent any amounts due to it under the Fee Letter and to each new lender or then-current Lender providing such additional Commitment the up-front fee agreed to between Borrower and such party. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit A attached to the First Amendment to this Agreement by Borrower, the Administrative Agent and the new lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Aggregate Commitment, Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their Percentage of all applicable Advances outstanding at the close of business on such day, including, in the case of increases in the Aggregate Revolving Commitment, by funding more than its or their Percentage of new Revolving Advances made on such date or by purchasing shares of outstanding Revolving Loans held by the other Lenders or by a combination thereof, provided that all conditions to such funding under this Agreement are satisfied, including without limitation the certificate referenced in Section 4.2(iii) hereof. The Lenders agree to cooperate in any required sale and purchase of outstanding Revolving Loans to achieve such result. In no event shall the Aggregate Commitment exceed $500,000,000 without the approval of all of the Lenders.

2.3. Applicable Margins. Prior to the Investment Grade Rating Date, the interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(iv) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate and provided further that if any such compliance certificate has not been delivered by the date required under Section 6.1(iv) and remains undelivered for five (5) business days after written notice thereof from the Administrative Agent, the Applicable Margins shall accrue as if the Leverage Ratio were in excess of 55% until such delivery occurs. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Floor Base Rate to determine the Base Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period (the “Leverage Based Pricing Grid”) shall be determined as follows:

Revolving Credit Facility, Term A Loan Facility and Term C Loan Facility:

Leverage Ratio	LIBOR Applicable Margin	Base Rate Applicable Margin
> 55% but < 60%	2.05%	1.05%
> 50% but < 55%	1.95%	0.95%
> 45% but < 50%	1.85%	0.85%
> 40% but < 45%	1.65%	0.65%
< 40%	1.50%	0.50%

Term B Loan Facility:

Leverage Ratio	LIBOR Applicable Margin	Base Rate Applicable Margin
> 55% but < 60%	2.30%	1.30%
> 50% but < 55%	2.20%	1.20%
> 45% but < 50%	2.10%	1.10%
> 40% but < 45%	1.90%	0.90%
< 40%	1.75%	0.75%

On and at all times after the Investment Grade Rating Date, at the one-time irrevocable election of the Borrower, the Applicable Margins thereafter shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Credit Ratings of Borrower, and the Facility Fee Percentage shall be similarly determined. The change from the Leverage Based Pricing Grid above to the Rating Based Pricing Grid below shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that it has achieved such Investment Grade Ratings. Any subsequent change in any of the Borrower’s Credit Ratings which would cause a different level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s Credit Ratings have changed, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower’s Credit Ratings. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period and the Facility Fee Percentage (the “Ratings Based Pricing Grid”) shall be determined as follows:

Ratings Based Pricing Grid

Revolving Credit Facility

Credit Rating (S&P/Moody’s/Fitch)	LIBOR Applicable Margin	Base Rate Applicable Margin	Facility Fee Percentage	All-in Drawn Rate
At least A- or A3	0.95%	0.00%	0.10%	1.05%
At least BBB+ or Baa1	1.00%	0.05%	0.15%	1.15%
At least BBB or Baa2	1.10%	0.10%	0.20%	1.30%
At least BBB- or Baa3	1.30%	0.30%	0.25%	1.55%
Below BBB- and Baa3	1.70%	0.75%	0.30%	2.00%

Ratings Based Pricing Grid

Term A Loan Facility and Term C Loan Facility

Credit Rating (S&P/Moody’s/Fitch)	LIBOR Applicable Margin	Base Rate Applicable Margin
At least A- or A3	0.95%	0.00%
At least BBB+ or Baa1	1.05%	0.05%
At least BBB or Baa2	1.20%	0.20%
At least BBB- or Baa3	1.50%	0.50%
Below BBB- and Baa3	1.95%	0.90%

Ratings Based Pricing Grid

Term B Loan Facility

Credit Rating (S&P/Moody’s/Fitch)	LIBOR Applicable Margin	Base Rate Applicable Margin
At least A- or A3	1.20%	0.20%
At least BBB+ or Baa1	1.30%	0.30%
At least BBB or Baa2	1.45%	0.45%
At least BBB- or Baa3	1.75%	0.75%
Below BBB- and Baa3	2.20%	1.20%

During any period for which the rating agencies assign Credit Ratings which correspond to three different levels in the Ratings Based Pricing Grid the Applicable Margins and Facility Fee Percentage (if applicable) will be determined by (A) the highest Credit Rating, if the Credit Ratings differ by only one level and (B) the average of the two highest Credit Ratings, if the Credit Ratings differ by two or more levels (unless the average of such two highest Credit Ratings is not a recognized level, in which case the Applicable Margin will be based on the level corresponding to the second highest Credit Rating). During any period for which the rating agencies assign Credit Ratings which correspond to two different levels in the Ratings Based Pricing Grid the Applicable Margins and Facility Fee Percentage (if applicable) will be determined by (A) the highest Credit Rating, if the Credit Ratings differ by only one level and (B) the median of the two Credit Ratings, if the Credit Ratings differ by two or more levels (unless the median of such two Credit Ratings is not a recognized level, in which case the Applicable Margin will be based on the level which is one (1) level below the level corresponding to the higher of such Credit Ratings). During any period for which the Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s, and otherwise at the “Below BBB- and Baa3” level.

2.4 Final Principal Payment. Any outstanding Revolving Advances and all other unpaid Obligations allocated by the Administrative Agent thereto shall be paid in full by Borrower on the Revolving Facility Termination Date. All outstanding Term A Advances, Term B Advances and Term C Advances, and all other unpaid Obligations allocated by the Administrative Agent to each such Type of Term Advance, shall be paid in full by Borrower on the applicable Term Facility Termination Date.

2.5 Unused and Facility Fees.

(a) Borrower agrees to pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment an unused revolver fee (the “Unused Revolver Fee”) equal to an aggregate amount computed on a daily basis for each calendar quarter by multiplying the Unused Revolver Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Aggregate Revolving Commitment over the Outstanding Revolving Facility Amount on such day of such calendar quarter. The Unused Fee shall be payable quarterly in arrears on the third (3rd) Business Day after the last day of each calendar quarter and upon any termination of the Aggregate Revolving Commitment in its entirety. From and after the date that Borrower obtains an Investment Grade Rating from at least one (1) of Moody’s, Fitch and S&P, no further Unused Revolver Fees shall accrue hereunder. In addition, if the Term B Loan Commitment is not fully funded on or before August 7, 2014, Borrower agrees to pay to the Administrative Agent for the account of each Term B Lender an unused term fee (the “Unused Term B Fee”) equal to an aggregate amount computed on a daily basis for each day following such date on which the Term B Loan Commitment is not fully funded by multiplying the Unused Term B Fee Percentage, calculated as a per diem rate, times the portion of the Term B Loan Commitment not funded on such day. The Unused Term B Fee shall be payable quarterly in arrears on the third (3rd) Business Day after the last day of each calendar quarter and upon any termination of the unfunded Term B Loan Commitments in their entirety. Upon the Term Loan Outside Funding Date, any remaining undrawn Term B Loan Commitments shall be terminated automatically as provided in Section 2.1 above and no further Unused Term B Fees shall accrue after such date.

(b) From and after the date that Borrower obtains an Investment Grade Rating from at least one (1) of Moody’s, Fitch and S&P, a facility fee (the “Facility Fee”) shall accrue and be payable by Borrower to the Administrative Agent for the account of each Lender and shall be computed on a daily basis by multiplying (i) the Facility Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the Aggregate Revolving Commitment in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Aggregate Revolving Commitment in its entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Lender holding a Revolving Commitment an amount equal to such Lender’s applicable Percentage of the daily amount of such Facility Fee, based on such Lender’s Revolving Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.

2.6 Other Fees. Borrower agrees to pay all fees payable to the Administrative Agent pursuant to Borrower’s letter agreement with the Administrative Agent dated as of March 31, 2014, as supplemented by Borrower’s letter agreement with the Administrative Agent dated as of October 23, 2014 (collectively, the “Fee Letter”).

2.7 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Base Rate Advance may be in the amount of the unused Revolving Commitments, Term A Loan Commitments, Term B Loan Commitments or Term C Loan Commitments, as applicable.

2.8 Principal Payments.

(a) Optional. Borrower may from time to time pay, without penalty or premium, all or any part of any outstanding Base Rate Advances on not less than one (1) Business Day prior notice to the Administrative Agent, unless such Advance is a Term B Advance, in which case a prepayment premium shall be due upon such repayment as provided in this Section 2.8(a). A LIBOR Advance under the Revolving Credit Facility, the Term A Loan Facility, the Term B Loan Facility or the Term C Loan Facility may be paid on the last day of the LIBOR applicable LIBOR Interest Period or, if and only if Borrower pays any amounts due to the Lenders under Section 3.4 as a result of such prepayment, on a day prior to such last day, provided that if such Advance is also a Term B Advance, a prepayment premium shall be due upon such repayment as provided in this Section 2.8(a). A prepayment of any Advance under the Term B Loan will be subject to a prepayment premium equal to the percentage set forth in the following table corresponding to the date on which such prepayment is made of the principal amount prepaid.

Period	Prepayment Premium
On or prior to the first anniversary of the Agreement Execution Date	2.00%
After the first anniversary of Agreement Execution Date and on or prior to the second anniversary of the Agreement Execution Date	1.00%
After the second anniversary of the Agreement Execution Date	0.00%

Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances, then to repay the Term A Advances, then to repay the Term C Advances and then to repay the Term B Advances. If a Default has occurred and is continuing such principal payment shall be applied on a pro rata basis to all outstanding Advances.

(b) Mandatory. Borrower shall make mandatory partial principal payments from time to time if, due to any reduction in the Unencumbered Property Pool Value or in the Unsecured Debt Service Coverage, whether by an Unencumbered Property failing to continue to satisfy the requirement for qualification as an Unencumbered Property or by a reduction in the Unencumbered Property Pool Value or the Adjusted Unencumbered Property Pool NOI attributable to any Qualifying Unencumbered Property, a violation of the covenants set forth in clauses (i) and (ii) of Section 6.21 shall occur. Such principal payments shall be in the amount needed to eliminate such violation. Such mandatory principal payments shall be due and payable (i) in the case of any reduction due to (a) reduction in the Unencumbered Property Pool NOI attributable to an Unencumbered Property or a violation of one of the limitations set forth in Section 2.22(i), ten (10) Business Days after delivery of the quarterly financial statements and Compliance Certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of such failure to satisfy a requirement for qualification as an Unencumbered Property.

2.9 Method of Selecting Types and Interest Periods for New Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Revolving Commitment, Term A Loan Commitment, Term B Loan Commitment or Term C Loan Commitment bears to the Aggregate Revolving Commitment, total Term A Loan Commitments, total Term B Loan Commitments or total Term C Loan Commitments, as the case may be, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto from time to time. Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit I (i) not later than 3:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Base Rate Advance (other than Swingline Advances), (ii) not later than 10:00 a.m. Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, and (iii) not later than noon Cleveland, Ohio time on the same day as the Borrowing Date for each Swingline Advance, which shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance;

(ii) the aggregate amount of such Advance;

(iii) the Type of Advance selected; and

(iv) in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto.

The Administrative Agent shall promptly give each Lender notice of the contents of each Borrowing Notice received from Borrower. Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 2:00 p.m. (Cleveland time), in the case of Swingline Advances, or (ii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent’s aforesaid address.

No LIBOR Interest Period may end after the Term A Facility Termination Date, the Term B Facility Termination Date, the Term C Facility Termination Date or the Revolving Facility Termination Date, as applicable to the Type of Advance involved, and, unless the Lenders otherwise agree in writing, in no event may there be more than nine (9) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.

2.10 Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Base Rate Advance unless Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Advance either continue as a LIBOR Advance for the same or another Interest Period or be converted to an Advance of another Type. Subject to the terms of Section 2.7, Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto, that a Revolving Advance can only be converted into another Type of Revolving Advance, that a Term A Advance can only be converted into another Type of Term A Advance, that a Term B Advance can only be converted into another Type of Term B Advance and that a Term C Advance can only be converted into another Type of Term C Advance. Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the LIBOR Interest Period applicable thereto.

6. Article III of the Credit Agreement is amended as of the Effective Date by deleting existing Section 3.2, and replacing it in its entirety by the following:

3.2. Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such Lender’s capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder shall be deemed to be a “Change”, regardless of the date enacted or adopted. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

7. Article VI of the Credit Agreement is amended as of the Effective Date by deleting existing Section 6.12, and replacing it in its entirety by the following:

6.12. Merger; Sale of Assets. Borrower will not, nor will it permit any of its Subsidiaries to, without prior notice to the Administrative Agent and without providing a certification of compliance with the Loan Documents enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries (but not Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower organized under the laws of the United States of America), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, provided that following such transaction Borrower remains an entity organized under the laws of the United States of America, and (b) mergers solely to change the jurisdiction of organization of a Subsidiary Guarantor, provided that, in any event, approval in advance by the Required Lenders shall be required for transfer or disposition in any quarter of assets with an aggregate value greater than 15% of Consolidated Gross Asset Value, or any merger of the Parent Guarantor, Company or Subsidiary into another operating entity which would result in an increase to the Consolidated Gross Asset Value of more than 50%.

8. Article IX of the Credit Agreement is amended as of the Effective Date by adding the following new Section 9.15 at the end thereof:

9.15. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Parent Guarantor and Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Parent Guarantor and Subsidiary Guarantor, which information includes the name and address of the Borrower and each Parent Guarantor and Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Parent Guarantor and Subsidiary Guarantor in accordance with the Act.

9. Article X of the Credit Agreement is amended as of the Effective Date by deleting existing Section 10.14, and replacing it in its entirety by the following:

10.14. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) satisfy such Defaulting Lender’s potential future funding obligations to the Issuing Lender under Article IIA with respect to any then outstanding Facility Letters of Credit; fifth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligation in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed or to be owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive (1) Facility Fees for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Revolving Loans funded by it rather than the Defaulting Lender’s Revolving Commitment, and (2) no Unused Revolver Fees for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive Facility Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Percentage of the stated amount of Facility Letters of Credit for which amounts are being held by the Administrative Agent pursuant to Section 10.14(a)(ii) for application to the obligations of such Defaulting Lender.

(C) With respect to any Facility Fee, Unused Revolver Fee or Facility Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Reimbursement Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Reimbursement Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving

Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause such Non-Defaulting Lender’s share of the aggregate Outstanding Revolving Amount to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

10. For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for the New Banks shall be as specified below their respective signature(s) on the signature pages of this Amendment.

11. Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and Borrower has no offsets or claims against any of the Lenders.

12. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

13. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the new Lender and the existing Lenders have executed and delivered this Amendment as of the date first written above.

TERRENO REALTY LLC, a Delaware limited liability company

By:	TERRENO REALTY CORPORATION, a
Maryland corporation, its sole member

By:	/s/ Jaime J. Cannon
Name:	Jaime J. Cannon
Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent

By:	/s/ Joshua K. Mayers
Print Name:	Joshua K. Mayers
Title:	Vice President

127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, OH 44114
Phone: 216-689-0213
Facsimile: 216-689-5819
Attention: Joshua Mayers

With a copy to:

KeyBank Real Estate Capital
1200 Abernathy Road, NE
Suite 1550
Atlanta, GA 30328
Phone: 770-510-2136
Facsimile: 770-510-2136
Attention: Wolsley Grannum

Term C Loan Commitment: $20,000,000.

PNC BANK NATIONAL ASSOCIATION

By:	/s/ Michael Wiedman
Print Name:	Michael Wiedman
Title:	Assistant Vice President

575 Market Street, 28th Floor
San Francisco, CA 94105
Phone: 415-733-1543
Facsimile: 412-705-2124
Attention: Michael Wiedman

Term C Loan Commitment: $20,000,000

MUFG UNION BANK, N.A., formerly known as Union Bank, N.A.

By:	/s/ Juliana Mason
Print Name:	Juliana Matson
Title:	Director

350 California Street, Suite 1910
San Francisco, CA 94104
Phone: 415-705-5037
Facsimile: 415-433-7438
Attention: Juliana Matson

Term C Loan Commitment: $20,000,000

REGIONS BANK

By:	/s/ Kyle Upton
Print Name:	Kyle Upton
Title:	Vice President

6805 Morrison Boulevard, Suite 100
Charlotte, NC 28211
Phone: 704-362-3573
Facsimile: 704-362-3576
Attention: Kyle Upton

Term C Loan Commitment: $20,000,000

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Print Name:	Rebecca Kratz
Title:	Authorized Signatory

200 West Street
New York, NY 10282
Phone: 212-934-3921
Facsimile: 917-977-3966
Attention: Michelle Latzoni
Email: gsd.link@gs.com

Term C Loan Commitment: $20,000,000

The undersigned, being the Parent Guarantor as of the Effective Date, has this day consented to the foregoing Amendment, acknowledges and agrees that the Aggregate Commitment has been increased as provided herein and agrees that the Parent Guaranty shall continue in full force and effect as to the Credit Agreement as so amended by this Amendment.

TERRENO REALTY CORPORATION, a Maryland corporation

By:	/s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Chief Financial Officer